UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14C
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GRAYBAR ELECTRIC COMPANY, INC.
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(Name of Registrant As Specified in Its Charter)
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INFORMATION STATEMENT

April 30, 2018

GRAYBAR ELECTRIC COMPANY, INC.
34 North Meramec Avenue
Clayton, Missouri 63105
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INFORMATION STATEMENT
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This Information Statement is furnished to each holder of record of common stock of Graybar Electric Company, Inc. (the “Company”) and each owner of Voting Trust Interests representing beneficial ownership of such shares issued under the Voting Trust Agreement referred to below in connection with the Annual Meeting of Shareholders of the Company.  That meeting is to be held at 9:30 A.M. on June 14, 2018 at the Commerce Bank Building, 8000 Forsyth Boulevard, Clayton, Missouri 63105.

The record holders of Common Stock outstanding at the close of business on April 17, 2018, will be entitled to attend and to vote at the meeting.  On April 17, 2018, there were 19,520,577 outstanding shares of common stock.  Each share is entitled to one vote.

On April 17, 2018, 16,046,019 of the issued and outstanding shares of common stock of the Company, constituting approximately 82% of the total outstanding shares, were held of record in the names of the Voting Trustees under the Voting Trust Agreement referred to below under “Beneficial Ownership of More Than 5% of the Outstanding Common Stock.”  The Voting Trustees as a group possess the voting power associated with the shares held of record under the Voting Trust Agreement, and such voting power, which exceeds the requisite majority of shares outstanding, is sufficient to assure the taking of the following actions, as more fully described herein:

·     Election of the nine persons nominated by the Board of Directors for election as directors; and

·	Approval of the 2018 Three-Year Common Stock Plan.

The Voting Trustees have indicated as a group that they presently intend to vote the shares of common stock held by them FOR the persons nominated by the Board of Directors for election as directors and FOR the 2018 Three-Year Common Stock Plan. In addition, the Voting Trustees are authorized to vote in their discretion with respect to such other matters as may properly come before the meeting.  The Voting Trust Agreement terminates on March 1, 2027, unless sooner terminated by the vote of a majority of the Voting Trustees or the vote of the holders of Voting Trust Certificates representing at least seventy-five percent (75%) of the number of shares of common stock deposited thereunder.

This Information Statement will be sent or made available to holders of common stock and owners of Voting Trust Interests on or about April 30, 2018.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BENEFICIAL OWNERSHIP OF MORE THAN 5%
OF THE OUTSTANDING COMMON STOCK

The following table sets forth certain information as of April 17, 2018 with respect to the beneficial ownership of the only person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock.  Such beneficial ownership relates solely to shared voting power because the Voting Trustees do not have any power to dispose of or direct the disposition of the shares of Company common stock held under the Voting Trust Agreement.  As a general matter, the Voting Trustees may vote shares or otherwise exercise their powers under the Voting Trust Agreement only with the approval or consent of a majority of the Voting Trustees.  The Voting Trust Agreement terminates on March 1, 2027, unless sooner terminated by the vote of a majority of the Voting Trustees or the vote of the owners of Voting Trust Interests representing at least 75% of the number of shares of common stock deposited thereunder.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
K. M. Mazzarella, R. R. Harwood, R. C. Lyons, W. P. Mansfield, and D. G. Maxwell, as Voting Trustees under a Voting Trust Agreement dated as of March 3, 2017 34 North Meramec Avenue Clayton, Missouri 63105	16,642,073	84%

BENEFICIAL OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the ownership of common stock and Voting Trust Interests representing shares of common stock held in the Voting Trust as of April 17, 2018 by the persons nominated by the Board of Directors for election as directors, all of whom are presently directors of the Company, and by all executive officers and directors of the Company as a group.  On April 17, 2018, no single director or executive officer owned beneficially more than 1% of the common stock or Voting Trust Interests.  The Voting Trustees, when acting in that capacity, as a group possess the shared voting power associated with approximately 82% of the outstanding shares of common stock but possess no power of disposition with respect to such shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)
D. A. Bender	18,118	K. M. Mazzarella	49,014
S. S. Clifford	17,380	B. L. Propst	16,936
M. W. Geekie	15,834
R. R. Harwood	28,015
R. C. Lyons	20,897	Executive officers and
W. P. Mansfield	17,421	directors as a group
D. G. Maxwell	19,034	(10 persons) (1.3%)	219,372

(1)    Represents shares held by Voting Trustees for the benefit of the executive officer, with respect to which the executive officer has sole dispositive power, but not sole voting power.

None of the shares of common stock or Voting Trust Interests that are beneficially owned by directors or executive officers of the Company has been pledged as security on a bank loan or otherwise.

Proposal 1:  Nominees for Election as Directors

Nine directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified.  There are currently four vacancies on the Board, which will not be filled by the shareholders at the Annual Meeting.  The persons nominated by the Board of Directors for election as directors, each of whom is currently a director, are listed below.  All of the nominees have consented to being named in this Information Statement and to serve following their election. All of the nominees are presently employees of the Company.

Accordingly, for purposes of serving on the Board or any committee, none of the directors who served during 2017 is deemed to be independent within the meaning of the listing standards of the New York Stock Exchange, which standards the Board has elected to use for purposes of determining independence.  Certain additional information concerning the nominees is set forth below.

DIRECTORS

D. A. Bender, 52, joined the Company’s Board of Directors in 2014 and also serves on the Audit Committee of the Board and on the Compensation Committee of the Company. Mr. Bender is currently employed by the Company as a District Vice President and has held that position since July 2012.  He is responsible for the operation and profitability of the Atlanta District. He was employed by the Company in 1988 and has worked for the Company in various capacities, including District Vice President of the Seattle District and Director, Comm/Data Sales.  Mr. Bender received his Bachelor of Science in Business Administration from West Virginia University and a certificate from the Company’s Rutgers University Supply Chain Management Program in 2006.  He also attended the KPMG Board Leadership Conference in 2018, Audit Committees in a New Era of Governance Executive Education Program at Harvard Business School, the KPMG 11th Annual Audit Committee Issues Conference: Governance Challenges & Priorities Driving the 2015 Agenda, the Directors’ Consortium jointly presented by the University of Chicago, Booth School of Business; Stanford University & Dartmouth in 2014 and the KPMG 10th Annual Audit Committee Issues Conference: Governance Challenges & Priorities Driving the 2014 Agenda and the Leading Change and Organizational Renewal Executive Education Program at Stanford University Graduate School of Business in 2013.  Mr. Bender’s broad-based experience in sales working with customers and suppliers, coupled with his extensive industry knowledge and leadership experience, make him a valuable member of the Board.

S. S. Clifford, 47, joined the Company’s Board of Directors effective February 1, 2015 and also serves on the Executive Committee of the Board and on the Compensation, Disclosure, Employees’ Benefit, Finance, IT, Branch House and Sustainability Committees of the Company. Mr. Clifford serves as Chair of the Sustainability Committee of the Company.  He is currently employed by the Company as Senior Vice President – Supply Chain Management and has held that position since February 2015.  He is responsible for the operation of the Company’s logistics network, service platform and information systems.  In 2014, Mr. Clifford was the Vice President and Chief Information Officer of the Company, having served in that role since 2010.  In that capacity he was responsible for the operation of the information systems and e-commerce functions.  He was employed by the Company in 1994 as a management trainee and has worked for the Company in various capacities, including Strategic Planning Analyst; Director, Financial Analysis – Corporate Accounts; Assistant Controller; and Director, IT Planning and Process Improvement.  Mr. Clifford received his Bachelor of Science in Electrical Engineering from Washington University in St. Louis before earning his Master of Business Administration from Webster University.  He attended the Directors’ Consortium jointly presented by the University of Chicago, Booth School of Business; Stanford University & Dartmouth in 2016.  Mr. Clifford was recently elected to the board of directors of Parksite, Inc., a privately held distributor of building products. Mr. Clifford serves on the University of Missouri - St. Louis Supply Chain and Analytics Advisory Board and the SAP Global Advisory Council for Retail and Wholesale and is a former member of the executive board of advisors for HP PPS Managed Services.  Mr. Clifford’s wide spectrum of experience in sales, operations, profit center management and information technology enables him to provide valuable insights when dealing with customer-facing and operational initiatives, inventory and service and technology issues.

M. W. Geekie, 56, joined the Company’s Board of Directors in 2008 and also serves on the Executive Committee of the Board, as well as on the Audit Committee of the Board as non-voting Secretary, and on the Compensation, Disclosure, Employees’ Benefit, Finance, IT and Contributions Committees of the Company.  On January 5, 2012, he became Chairman of the Company’s Canadian subsidiary.  Mr. Geekie is currently employed by the Company as Senior Vice President, Secretary and General Counsel and has served in that role since August 2008.  In that capacity, he is responsible for corporate governance and the legal and risk management functions of the Company.  Prior to assuming his current role, he served as Deputy General Counsel from February 2008 until August 2008.  Before his employment by the Company in February 2008, Mr. Geekie served as General Counsel and Secretary at XTRA Corporation from August 2005 until February 2008. Mr. Geekie received his undergraduate and law degrees from St. Louis University.  Mr. Geekie has participated in various board member symposiums, including the National Association of Corporate Director's Advanced Director Professionalism Course (2017), the University of Chicago Executive Program in Corporate Strategy, the KPMG 13th Annual Audit Committee Issues Conference: Driving the Governance Agenda: 2017 and Beyond, the KPMG 12th Annual Audit Committee Issues Conference: Governance Challenges & Priorities Driving the 2016 Agenda, the KPMG 11th Annual Audit Committee Issues Conference: Governance Challenges & Priorities Driving the 2015 Agenda, the KPMG 10th Annual Audit Committee Issues Conference: Governance Challenges & Priorities Driving the 2014 Agenda, the KPMG 9th Annual Audit Committee Issues Conference:

Governance Challenges & Priorities Driving the 2013 Agenda, the KPMG/National Association of Corporate Directors 8th Annual Audit Committee Issues Conference and the Making Corporate Boards More Effective program offered by the Harvard Business School.  Mr. Geekie serves as Past President of the Board of the Saint Louis Zoo Association Board and on its Executive and Major Gifts Committees, as Chairman of the Board of The Oasis Institute and on its Executive Committee and Finance Committee, as Treasurer and as a member of the Board of the St. Louis Community Foundation and as Chair of its Finance and Audit Committees, and as a member of the St. Louis/Chicago Regional FM Global Advisory Board.  He is a member of Vistage Worldwide, Inc. and former President of the Missouri Law Institute. His broad-based legal experience dealing in corporate, commercial, securities, mergers and acquisitions, ethics, product liability, international and import/export matters, coupled with his leadership and management experience, enable him to provide a unique perspective regarding the Company’s operations.

R. R. Harwood, 61, joined the Company’s Board of Directors in 2009 and also serves on the Executive Committee of the Board as well as on the Compensation, Disclosure, Employees’ Benefit, Finance and IT Committees of the Company.  He is a successor Voting Trustee under the Voting Trust.  Mr. Harwood is currently employed by the Company as Senior Vice President and Chief Financial Officer. He is responsible for the operation of the treasury, accounting, tax and internal audit functions.  He served as President of the Company’s Canadian subsidiary from October 2013 through December 2014. From October 2004 to December 31, 2012, he served as District Vice President, where he was responsible for the operation and profitability of the Dallas District.  Mr. Harwood was employed by the Company in 1978 as a Financial Student.  He progressed through various financial positions, including Financial Assistant, Financial Manager, District Financial Manager, Director of Accounting and Finance and Director Finance prior to being appointed District Vice President.  Mr. Harwood received his Bachelor’s Degree in Business Administration (with concentrations in Finance and Marketing) from the University of Washington.  He attended the KPMG 13th Annual Audit Committee Issues Conference: Driving the Governance Agenda: 2017 and Beyond, the KPMG 12th Annual Audit Committee Issues Conference: Governance Challenges & Priorities Driving the 2016 Agenda, the KPMG 10th Annual Audit Committee Issues Conference: Governance Challenges & Priorities Driving the 2014 Agenda, the KPMG 9th Annual Audit Committee Issues Conference: Governance Challenges & Priorities Driving the 2013 Agenda, the KPMG/National Association of Corporate Directors 8th Annual Audit Committee Issues Conference, and the Making Corporate Boards More Effective program offered by the Harvard Business School.  He serves on the board of Junior Achievement of Greater St. Louis, Inc. Mr. Harwood’s extensive financial experience with the Company, coupled with his prior sales responsibilities, give him a unique perspective to understand how the Company’s growth initiatives impact the Company’s financial results.

R. C. Lyons, 61, joined the Company’s Board of Directors in 2006 and also serves on the Audit Committee of the Board.  He is currently employed by the Company as Regional Vice President, Eastern Region and is responsible for the profitability and performance of all branches and districts in his region, as determined by the President.  From 2011 through 2014, he was elected Senior Vice President – North America Business and served on the Executive Committee of the Board.  He currently serves on the Compensation, Employees’ Benefit, Finance, IT, and Branch House Committees of the Company.  He is a successor Voting Trustee under the Voting Trust.  Previously, Mr. Lyons was employed by the Company as District Vice President, responsible for the operation and profitability of the Tampa District and the Company’s subsidiary operations in Puerto Rico, since July 2003.  Mr. Lyons was first employed by the Company in 1979, and he progressed through various field positions, including Customer Service Representative, Sales Representative, Branch Manager, District Marketing Manager and District Sales Manager, before being appointed as Director, Construction Market, at the Company’s headquarters.  Mr. Lyons returned to the field as the Vice President-Electrical Sales before being promoted to District Vice President.  He previously served as a member of the Audit Committee of the Board prior to 2011.  Mr. Lyons received his Bachelor’s Degree in Marketing from Florida State University.  From 2003 to 2005, he served on the Florida State University School of Business Advisory Board.  He also attended the Finance Essentials for Non-Finance Executives course at the University of South Florida, MUMA College of Business, the Strategies for Continuous Growth seminar at the Olin Business School at Washington University in St. Louis and the Corporate Governance Essentials for Directors seminar offered by The Wharton School of Business.  Mr. Lyons’ broad marketing and sales experience give him particular insight with respect to proposed marketing and sales initiatives throughout the Company.

            W. P. Mansfield, 55, was elected to the Company’s Board of Directors effective April 1, 2014.  Mr. Mansfield serves on the Executive Committee of the Board.  He also serves as Chair of the Branch House Committee, as well as on the Contributions, Employees’ Benefit, Compensation, Finance, IT, and Sustainability Committees of the Company.  He is a successor trustee under the Voting Trust.  Mr. Mansfield is currently employed by the Company as Senior Vice President – Marketing, where he is responsible for leading the Company's marketing efforts, with an emphasis on strategic growth opportunities and digital transformation of the customer experience. Previously, Mr. Mansfield was employed by the Company as Senior Vice President - Sales and Marketing and Vice President –

Marketing, responsible for directing the marketing and sales efforts of the Company.  Mr. Mansfield was first employed by the Company in 1987, and he progressed through various positions, including Vice President – Industrial and Vice President – Comm/Data Sales.  He attended the Digital Business Strategy: Leading the Next Generation Enterprise executive education program at Columbia University in 2016 and the Directors’ Consortium jointly presented by the University of Chicago, Booth School of Business; Stanford University & Dartmouth in 2014.  Mr. Mansfield received his Masters of Business Administration Degree from the University of Missouri – St. Louis and a Bachelor’s Degree in Mathematical Computer Science from St. Louis University.  He serves as a member of the Board of Boy’s Hope/Girl’s Hope.  Mr. Mansfield’s broad management, sales and marketing experience with the Company and his knowledge of industry trends allow him to provide valuable insight to the Board.

            D. G. Maxwell, 59, joined the Company’s Board of Directors effective January 1, 2013, at which time he became Chair of the Audit Committee.  Mr. Maxwell serves on the Executive Committee of the Board. He is currently employed by the Company as Senior Vice President - Sales, where he leads the development and implementation of the Company's sales strategy. Mr. Maxwell has been employed by the Company as Regional Vice President, Western Region, responsible for the profitability and performance of all branches and districts in his region, as determined by the President.  From July 2003 through 2014, he served as District Vice President and was responsible for the operation and profitability of the California District.  He was first employed by the Company in 1985 as a financial manager, and has worked for the Company in various capacities, including District Marketing Manager, Branch Manager, General Manager, International and Director, International Sales.  From 2001 to July 2003, he was Vice President – Comm/Data Sales.  Mr. Maxwell received his Bachelor of Science Degree in Business Administration from California State University-Sacramento.  Mr. Maxwell is also a member of the Board of Directors of the National Association of Electrical Distributors and Chair-elect of its National Education and Research Foundation and has served as a Vice President of the Western Region Council of that organization.  He has attended the Directors’ Consortium jointly presented by the University of Chicago, Booth School of Business; Stanford University & Dartmouth in 2014, the KPMG 13th Annual Audit Committee Issues Conference: Driving the Governance Agenda: 2017 and Beyond, the KPMG 11th Annual Audit Committee Issues Conference: Governance Challenges & Priorities Driving the 2015 Agenda, the KPMG 10th Annual Audit Committee Issues Conference: Governance Challenges & Priorities Driving the 2014 Agenda, the KPMG 9th Annual Audit Committee Issues Conference: Governance Challenges & Priorities Driving the 2013 Agenda and the Audit Committees in a New Era of Governance Executive Education Program at Harvard Business School.  Mr. Maxwell’s broad-based experience in sales working with customers and suppliers, coupled with his extensive industry knowledge and leadership experience, allow him to make a significant contribution to the Board.

K. M. Mazzarella, 58, is Chairman, President and Chief Executive Officer of the Company.  She joined the Company’s Board of Directors in 2004 and also serves as Chair of the Executive Committee of the Board and as Chair of the Employees’ Benefit, Finance and IT Committees of the Company.  She is a successor Voting Trustee under the Voting Trust.  Previously, Ms. Mazzarella served as Senior Vice President-Sales and Marketing from March to December 2010, where she was responsible for planning, coordinating, and directing the efforts of marketing and sales functions. Ms. Mazzarella also served as Senior Vice President-Sales and Marketing, Comm/Data from April 2008 until March 2010, Senior Vice President, Human Resources and Strategic Planning from December 2005 to April 2008 and Vice President, Human Resources and Strategic Planning from January 2004 until December 2005.  From January 2004 to December 2010, she served as Chair of the Compensation Committee, and from December 2005 to December 2010, she served on the Audit Committee of the Board of Directors and the Branch House Committee of the Company.  From December 8, 2011, to June 1, 2012, when she was elected President and Chief Executive Officer, Ms. Mazzarella was employed by the Company as Executive Vice President and Chief Operating Officer, where she was responsible for assisting and supporting the Chairman, President and Chief Executive Officer with developing strategy and vision for the Company in addition to her responsibilities with respect to sales, marketing, and corporate accounts.  Effective January 1, 2013, Ms. Mazzarella was elected Chairman of the Board of Directors.  She has served previously as a member of the board of directors of the Company’s Canadian subsidiary and as Chair of the Contributions Committee and the Graybar Foundation.  Ms. Mazzarella was initially employed by the Company in 1980 as a Customer Service Representative.  She progressed through various quotations and sales positions, including Senior Sales Representative, Field Sales Manager, and District Marketing Manager, Commercial and Communications Markets, before joining the corporate staff as a National Product Manager.  She then became Director of Sales before being named Vice President-Corporate Accounts and International.  Ms. Mazzarella earned an Associate Degree in telecommunications engineering and a Bachelor’s Degree in Applied Behavioral Sciences before earning her Master’s in Business Administration from Webster University.  She also has completed several executive education courses including the Harvard Executive Education Program – Making Corporate Boards more Effective, the University of Michigan – Strategic Human Resources Leadership Executive Education Course, the Harvard Business School – Board Development Series, Compensation Committee Course, the Stanford/Wharton/Chicago Booth GSB – Directors’ Consortium and the Kellogg School of Management – Women’s Senior Leadership Program.  Ms. Mazzarella serves on the Board of Directors of Waste Management, Inc., a New York Stock Exchange-listed company, and as a member of its Management Development and Compensation and Nominating and Governance Committees.  Ms. Mazzarella also serves on the Board of Directors of Express Scripts Holding Company, a company listed on The Nasdaq Global Select Market. She also serves on the Board of Directors of the Federal Reserve Bank of St. Louis as Chair.  Ms. Mazzarella also serves on the boards of the St. Louis Regional Chamber (formerly known as the St. Louis Regional Chamber and Growth Association), and the Saint Louis Club, as well as the Webster University Business and Technology Advisory Board.  She is a member of the United Way of Greater St. Louis, Civic Progress, the Saint Louis Club, Vistage Worldwide, Inc., the International Women’s Forum Missouri, The Business Council and The Committee of 200.  She formerly served as a member of the National Association of Wholesaler-Distributors Institute for Distribution Excellence, U. S. Bank St. Louis Advisory Board, St. Louis Women Variety, the St. Louis Minority Business Council, Focus St. Louis, the Business Health Coalition, the Council of Logistics Management and as a member of the Board of Trustees for Westminster College.  Ms. Mazzarella’s broad management, sales, marketing and human resources experience with the Company, coupled with her extensive educational background, leadership skills, and strategic vision, enable her to help the Board focus on strategic issues affecting the Company.

B. L. Propst, 48, joined the Company’s Board of Directors in 2009 and also serves on the Executive and Audit Committees of the Board and on the Employees’ Benefit, Finance, IT, Sustainability, and Branch House Committees of the Company.  Ms. Propst currently serves as Chair of the Compensation Committee and Chair of the Contributions Committee.  Ms. Propst is currently employed by the Company as Senior Vice President-Human Resources and has served in this capacity since June 2009.  She is responsible for developing and executing the human resources strategy in support of the Company’s overall business plan and overseeing the Company’s policies and programs relating to employment, including: recruiting and retention; talent and performance management; succession planning; training and employee development; compensation; benefits; payroll; and employee and labor relations.  Prior to assuming her current role, Ms. Propst was the Vice President-Human Resources from April 2008 to June 2009 and Senior Corporate Counsel from March 2004 until March 2008.  Ms. Propst was employed by the Company in 2002 as Corporate Counsel.  While in private practice, Ms. Propst specialized in labor and employment matters with several St. Louis law firms.  Ms. Propst received her undergraduate degree from Albion College and her law degree from the University of Illinois College of Law.  In 2016, she attended the Women's Director Development program at the Kellogg School of Management. In 2014 she completed the Kellogg School of Management – Women’s Senior Leadership Program.  In 2008, she successfully completed the Graybar/Rutgers University Supply Chain Management Program.  She has previously attended the KPMG Board Leadership Conference in 2018, the KPMG 13th Annual Audit Committee Issues Conference: Driving the Governance Agenda: 2017 and Beyond, the KPMG 10th Annual Audit Committee Issues Conference: Governance Challenges & Priorities Driving the 2014 Agenda, the KPMG 9th Annual Audit Committee Issues Conference: Governance Challenges & Priorities Driving the 2013 Agenda, the KPMG/National Association of Corporate Directors 8th Annual Audit Committee Issues Conference, a Board and Management Succession Planning seminar offered by Foley & Lardner, LLP and the Making Corporate Boards More Effective and Compensation Committees – New Challenges, New Solutions programs offered by the Harvard Business School.  Ms. Propst serves on the board and the Development and Strategic Planning Committees of the Magic House and on the board and the Building and Grounds Committee and was previously a member of the Marketing Committee of Forest Park Forever, Inc.  Ms. Propst also serves on the board of Midwest Health Initiative since 2016. Ms. Propst also served on the board and as a past President and past Secretary of the Our World ChildCare and Adult Day Center from 1998 through 2012.  Ms. Propst’s background and education in legal and employment matters provides her with a framework to offer creative solutions to issues involving the employment, compensation and retention of the Company’s employees.

Proposal 2:  Approval of Three-Year Stock Plan.

The Board of Directors will submit to the Annual Meeting of Shareholders for shareholder approval the 2018 Three-Year Common Stock Purchase Plan (the “Plan”, a copy of which is annexed as Exhibit A to this information statement), pursuant to which the Company will offer to eligible regular (as determined under the Company's personnel policies) employees, including officers, of the Company and Commonwealth Controls Corporation, the right to subscribe for shares of common stock of the Company at a price of $20.00 per share in each of the years 2019, 2020 and 2021.  The maximum number of shares that may be issued pursuant to the Plan is 5,500,000.

The Plan was unanimously approved by the Board of Directors of the Company on March 9, 2018.  Each annual offering will afford regular employees of the Company or Commonwealth Controls and certain qualified retirees who were regular employees on March 31 of the year in which the offering is made, an opportunity to purchase shares of common stock.  Leave status initiated during an offering year and military leave will be considered “regular” for this purpose and will not disqualify an otherwise eligible employee from participating in the Plan. Those persons who are not regular employees of the Company, Commonwealth Controls Corporation or other approved subsidiaries will not be entitled to participate in the Plan, with the exception of employees who retire (as defined in the amended and restated certificate of incorporation) on or after March 31 and prior to October 1 of the year in which the offering is made.  The eligibility substantially conforms to the policy initially adopted in 1929 when the Company’s active employees acquired all of its common stock from Western Electric Company and followed continuously since then.  The number of shares of common stock to be offered in each of the years will be determined by the Board of Directors.  The terms of each of the 2019, 2020 and 2021 offerings will be substantially as described below.

It is presently contemplated that the subscription period for an offering under the Plan would run from a date in November to a date in December of the applicable year as determined by the Board of Directors.  Subscribers would have the option of paying in full on or before a date in January of the following year as set by the Board of Directors for the shares subscribed for or agreeing to make payments for the shares subscribed for in equal installments through payroll deductions (or direct monthly payments in certain cases where subscribers are no longer on the qualifying regular payroll).  Installment payments would commence with the second payroll payment date in January of the year following the offering and end with the last payroll payment date in November of that year.  Subscribers who elect to use payroll deduction have the right at any time to pay the full remaining amount due, and upon any such accelerated payment, the fully paid shares will be issued and the payroll deduction will no longer apply.  Shares paid for in full will be issued as of the date paid in full.  Shares paid for in installments will be issued of record by the tenth day of March, June, September and December to the extent they have been fully paid for as of such date.

Additional information with respect to the terms of the offering and the number of shares for which each eligible employee or retiree will be entitled to subscribe are set forth in the Plan.  The total purchase price to be paid will equal that number of shares multiplied by $20.00.  The number of shares to be offered to each eligible employee or qualified retiree of the Company in any offering will be determined by dividing the base salary of that employee at March 31 of the applicable year by a dollar amount determined by the Board of Directors for each offering and multiplying that amount by the applicable multiplier determined by the Board of Directors.

Shares of common stock purchased pursuant to the terms of the Plan will, upon issuance, be deposited in the Voting Trust established by the Voting Trust Agreement, and Voting Trust Interests will be issued in respect thereof, except that subscribers who prior to the offering are already shareholders of record who elected not to participate in the Voting Trust Agreement will receive the book-entry shares for which they subscribe.

All subscribed shares of common stock will be issued and held subject to the terms, provisions, restrictions and qualifications set forth in the amended Restated Certificate of Incorporation of the Company, which, among other things, provides the Company the option to purchase shares of its common stock at the price at which such shares were issued in the event any holder of common stock wants to sell, transfer or otherwise dispose of any of his or her shares of such common stock or in the event of his or her death or termination of his or her employment other than for “retirement”, as defined in the Plan. The Voting Trust Interests to be issued under the Voting Trust Agreement will provide, in substance, that every Voting Trust Interest is issued and held upon and subject to the same terms and conditions (including all restrictions) upon which common stock of the Company is issued and held.  Each subscriber by executing a Subscription Agreement will specifically agree to be bound by the provisions of the amended Restated Certificate of Incorporation and will agree that all common stock or Voting Trust Interests held by such subscriber shall be subject to these provisions.

The Plan provides that if a person makes a hardship withdrawal election under Account K of the Company’s Profit Sharing and Savings Plan before any or all of the shares of common stock subscribed for in an offering are issued, his or her subscription shall be cancelled as to shares not then issued, and further that such a person will be ineligible to participate in the same year’s offering if the hardship withdrawal election is made within six months of the first payment date following the offering.  For example, if a person makes a hardship withdrawal election in September of 2018, that person will be disqualified from purchasing shares in any 2018 offering and the previous subscription for any installment purchase shares not paid for in the 2017 offering will be cancelled, resulting in that person owning fewer shares than those for which the person had previously subscribed.

The Plan provides that no corporate action that would result in a distribution of common stock or other assets of the Company to its shareholders (except the payment of cash dividends or the issuance of shares of common stock pursuant to the installment payment method) will be taken without first giving notice of such proposed action to subscribers who have not then completed their installment payments on the common stock for which they have subscribed.  Such subscribers will be granted not less than 45 days to accelerate their payments on such common stock in order that they may obtain the benefits of such action.

The Plan and the Subscription Agreement may be amended, in whole or in part, by the Board of Directors.  Amendments to certain provisions of the Plan, including those relating to the maximum number of shares of common stock that may be issued under the Plan and eligibility to participate in the Plan, also require the consent of the shareholders.

As and when payments are received from subscriptions, they will be added to the general funds of the Company.

The 2017 plan, as currently in full force and effect, was approved by the shareholders on June 8, 2017. During the two years ended December 31, 2017, eligible employees subscribed for 1,818,028 shares of the 4,000,000 available for subscription under the 2017 plan. Each of the directors, and all directors and officers as a group purchased the number of shares set forth below:

Name	Number of Shares	Name	Number of Shares
D. A. Bender	1,059	D. G. Maxwell	1,296
S. S. Clifford	1,509	K. M. Mazzarella	4,755
M. W. Geekie	1,734	B. L. Propst	1,629
R. R. Harwood	1,635	All directors and officers
R. C. Lyons	1,506	as a group
W. P. Mansfield	1,422	(10 persons)	17,267

The affirmative vote of the holders of at least a majority of the issued and outstanding shares of common stock is required to approve the Plan.  The Voting Trustees have indicated they presently intend to vote the shares of common stock held by them in favor of, and thereby approve, the 2018 Plan.

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE MATTERS

Our business is managed with the direction of our Board of Directors.  The Board generally conducts its business through meetings of the Board and its committees.  The Board met six times in 2017.  No incumbent directors attended fewer than 75% of the aggregate of the total number of meetings of the Board and all Board committees of which they were members.  A meeting of the Board is typically scheduled in conjunction with the annual meeting of shareholders, and, although the Board does not have a formal policy with regard to director attendance at the annual meeting, it is expected that all directors will attend the Annual Meeting absent a schedule conflict or other valid reason.  All of the directors attended the 2017 Annual Meeting.

Our Code of Business Conduct and Ethics requires any Vice President or other officer who is not a member of the Board to obtain the approval of the President prior to engaging in any conduct that might result in or be perceived to result in a conflict between the personal interest of the Vice President or other officer and our best interest.  The President and any member of the Board must obtain the approval of a majority of the disinterested directors before engaging in any such conduct.  Our Code of Business Conduct and Ethics is in writing, and a current copy is available at www.graybar.com/resources under the heading “Graybar Code of Ethics” in the “Corporate Governance” subsection under the “Company” tab.  To our knowledge, no transactions in 2017 were required to be reviewed, approved or ratified in accordance with these policies and procedures where such procedures were not followed.

Board Committees

The Board of Directors has designated an Executive Committee consisting of Mses. Mazzarella and Propst and Messrs. Clifford, Geekie, Harwood, Mansfield and Maxwell.  Except as otherwise provided by law and the Company’s amended Restated Certificate of Incorporation, the Executive Committee has all the authority of the Board of Directors and all of its committees.  The Executive Committee met five times in 2017 and acted eighteen times by unanimous written consent.

The Company has an Audit Committee, which met 7 times and acted once by unanimous written consent in 2017.  Ms. Propst and Messrs. Bender, Lyons, Maxwell, and Geekie (non-voting) are the current members of the Audit Committee.  The Audit Committee is governed by a written charter approved by the Board of Directors, and a current copy is available at www.graybar.com/resources under the heading “Audit Committee Charter” in the “About Us”

subsection under the “Company” tab.  The Audit Committee and the Board of Directors review and assess the adequacy of the charter at least annually, and it was last revised in December 2016.  None of the members of the Audit Committee is independent because none of the directors is independent.  See “Proposal 1 - Nominees for Election as Directors.”  None of the members of the Audit Committee is an audit committee financial expert as that term is defined in the rules promulgated by the Securities and Exchange Commission (SEC).  See “Audit Committee Report.”  The Company has chosen not to appoint an outside financial expert to the Audit Committee because it would be inconsistent with our employee- and retiree-ownership structure to appoint non-employees to the Board of Directors or its committees.

The Board of Directors has also appointed an advisory Compensation Committee, which met six times in 2017.  Ms. Propst and Messrs. Bender, Clifford, Geekie, Harwood, Lyons and Mansfield currently serve on the Compensation Committee, which has responsibility for recommending, implementing, and continually monitoring adherence to the Company’s compensation philosophy, objectives, policies and practices, including reviewing the Company’s policies and making recommendations to the Chairman, President and Chief Executive Officer with respect to the Company’s salary administration policy matters and changes to the Company’s compensation philosophy and incentive plans.  The Compensation Committee also recommends salary adjustments to the Board of Directors for the Chairman, President and Chief Executive Officer, after considering data received from the outside compensation consultant, Longnecker & Associates, and other factors as described under “Compensation Discussion and Analysis - Executive Compensation Process.”  In 2017, Longnecker & Associates was engaged by the Human Resources Department to perform an executive compensation analysis for the named executive officers that included job matching and benchmarking of total compensation against the consultant’s database for all industries and the peer companies described below.  See “Compensation Discussion and Analysis – Executive Compensation Process.”  The Compensation Committee is governed by a written charter, a current copy of which is available at www.graybar.com/resources under the heading “Compensation Committee Charter” in the “About Us” subsection under the ”Company” tab.  See “Compensation Committee Report.”

The Company has no nominating committee.  The Board of Directors has determined that it is appropriate for the entire Board to participate in the nomination, consideration and selection of director nominees who, for the most part, historically have been long-time employees of the Company or one of its subsidiaries, with a broad range of management experience within the Company.

When identifying a nominee to fill a vacancy or new position on the Board, the directors consider a number of factors, including the recommendation of our Chairman, President and Chief Executive Officer, the education, background and reputation of the candidate in terms of character, personal and professional integrity, his or her business experience, including positions held as an employee of the Company or one of its subsidiaries, and how the person would complement the other directors in terms of expertise and experience.  The Board uses a competency-based leadership model to assess its candidates for membership, as well as an evaluation of executive and Board member performance to select candidates.  This leadership model is reviewed, discussed, and affirmed annually by the Board of Directors.  The Board member selection process described above, along with the practice of including members from many functional areas of the Company, results in a Board of Directors whose members have exhibited exemplary leadership abilities, who possess varied professional experience and complementary skills, and who offer differing viewpoints.

The Board of Directors does not have a policy with regard to consideration of potential candidates recommended for consideration by holders of common stock and owners of Voting Trust Interests.  The Board of Directors believes that the procedure used traditionally, which generally has been for the Board to select employees who have been promoted throughout their careers until they reach a relatively senior management position either in the field or at corporate headquarters and who exhibit the leadership competencies as identified by the Board of Directors, together with the process outlined above, has served the Company and its employee- and retiree-shareholders well.

Board’s Leadership Structure and Role in Risk Oversight

Since 2001 (excluding the 2012 transitional year), the positions of Chief Executive Officer and Chairman of the Board have been combined.  Aside from the temporary transition period that existed during the second half of 2012, the Board has not historically seen an incremental benefit in separating the positions and believed that the combined structure better suited the leadership needs of the Company, especially taking into account the success the Company has experienced under its historic structure.  Further, since the Board has no independent members under the listing standards of the New York Stock Exchange, the Board is unable to consider choosing a lead independent director.

The Board of Directors’ oversight of risk management employs the Board and the Company’s committee structure, including the Audit Committee, the Disclosure Committee, the Risk Committee and the Finance Committee, as well as the full Board of Directors.  In 2009, the Board charged a working group with periodically assessing and quantifying key risk exposures and opportunities, and their expected impacts on Graybar’s value, financial performance and sustainability, as well as establishing a more formalized risk management framework.

As a result of this group’s recommendation, the Company has established a Risk Committee, to which the working group reports.  The mission of the risk committee is to oversee a sustainable dynamic process that enables enterprise-wide cross-functional analysis and assessment of risks that may threaten the Company, or provide opportunities to leverage resources to create growth opportunities.  Under its charter, the committee is to be comprised of at least three members of the Board, selected by the President.  The committee working group is comprised of representatives from the following functional areas of the Company:  treasury, human resources, legal, operations, sales, and marketing.  Presently, the Senior Vice President, Secretary and General Counsel, a member of the Risk Committee, apprises the Board quarterly of the working group and this Committee’s activities.

The Audit Committee of the Board meets throughout the year to review the Company’s periodic SEC filings and other financial information.  In addition, the Audit Committee provides assistance to the Board of Directors in fulfilling the Board’s oversight responsibility to the shareholders and others relating to the integrity of the Company’s financial statements, the effectiveness of the Company’s disclosure controls and procedures, internal control over financial reporting, the performance of the internal audit function, the performance of the annual independent audit of the Company’s financial statements, the qualifications and independence of the independent accountants, the Company’s compliance with legal and regulatory requirements, the Company's cyber-security and cyber-strategy, and the legal compliance and ethics programs as established by management and the Board.

The Company also has a Finance Committee that reviews the past, present, and anticipated financial needs of the Company and the financial arrangements of the Company.  The Finance Committee reviews and appraises the performance of the investment managers of the Company’s Pension Plan and Profit Sharing and Savings Plan.  The Finance Committee also reviews the property and casualty insurance program maintained by the Company, the capital expenditures activity of the Company and the federal, state, and local tax activity as reported and makes recommendations to the Board with regard to any changes deemed necessary or advantageous to the Company.

The Company established a Disclosure Committee in 2009 and adopted an amended charter in 2013.  The Disclosure Committee, which is a subcommittee of the Finance Committee of the Company, is comprised of senior management personnel or their designees from the following functional areas of the Company:  treasury, accounting, human resources, information technology, legal, operations, and sales and marketing.  The Committee assists in ensuring that disclosures made by the Company to its shareholders are materially accurate, complete and not misleading, and fairly present the Company’s business, financial condition and results of operations.

At each regularly scheduled board meeting, the Board receives a report from the Senior Vice President, Secretary and General Counsel regarding risk issues facing the Company as well as risk mitigation activities.  In addition, the Board receives and reviews a business report prepared by the Company’s corporate staff on an annual basis.  Each corporate department presents an overview to the Board of the future challenges they expect the Company to face.  The Board reviews these reports during its Strategic Planning meetings and takes action that it deems appropriate, in light of the circumstances.

AUDIT COMMITTEE REPORT

We constitute the Audit Committee of the Board of Directors of the Company.  We oversee the Company’s financial reporting process on behalf of the Board of Directors.  Other members of management have the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting.  In fulfilling our oversight responsibilities, we reviewed the audited financial statements with these members of management, including a discussion of the quality, not just the acceptability, of the accounting principles used, the reasonableness of the significant judgments made and the clarity of the disclosures contained in the financial statements.

We reviewed with the independent auditors, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, Communications

with Audit Committee, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We received the written disclosures and the letter from Ernst & Young LLP, the independent accountants, required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee regarding independence, and have discussed with Ernst & Young LLP, the independent accountants, the independent accountants’ independence.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits.  We met with the internal and independent auditors to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.  The Board approved such inclusion.

Submitted by:

D. G. Maxwell, Chair
D. A. Bender
M. W. Geekie (non-voting)
R. C. Lyons
B. L. Propst

Members of the Audit Committee

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

The names and titles of our “named executive officers” for SEC compensation reporting purposes for the fiscal year ended December 31, 2017 are:

Name	Title

K. M. Mazzarella	Chairman, President and Chief Executive Officer
R. R. Harwood	Senior Vice President and Chief Financial Officer
S. S. Clifford	Senior Vice President – Supply Chain Management
W. P. Mansfield	Senior Vice President – Marketing
B. L. Propst	Senior Vice President – Human Resources

Compensation Philosophy and Principles

Since June 2011, our compensation philosophy has been to support short- and long-term business focus, to be flexible to accommodate changes in business direction, and to create a performance-based culture.  Programs under this philosophy should create and reinforce a strong line of sight by rewarding results, aligning risks and rewards, and attracting and retaining valuable employees with a market-competitive rewards framework, consistent with Graybar’s values.  We consider total compensation to include both pay and benefit elements.  The principles that underlie our compensation elements for employees also apply to the compensation of the named executive officers.

We do not grant stock options or use other equity-based compensation tools because we feel that equity-based compensation is inconsistent with the current and historic philosophy behind our employee- and retiree-ownership structure, the maintenance of which is a core value of our Company.  All shares of stock owned by the named executive officers, as is the case with all other employees, have been purchased by them under employee common stock purchase plans or have been received as a stock dividend on shares so purchased.

We use the following principles in evaluating and determining compensation for the named executive officers:

•
Total compensation is a combination of base salary, annual cash incentive, retirement and health and welfare benefits designed to attract, motivate and retain a highly qualified executive team in a manner consistent with our being an employee- and retiree-owned company.

•
A significant portion of executive annual compensation should be at risk by being tied to our business performance and each individual’s contribution to that performance.  In 2017, between 43% and 48% of total annual compensation for our named executive officers was based on Company performance.

Executive Compensation Elements

Applying this philosophy and these principles, we have established a total compensation program for the named executive officers that includes substantially the same elements that are used for all our management employees.  The process for arriving at these elements is described below.

The primary compensation elements for our named executive officers are as follows:

Base Salary.  Base salary is the fixed pay element that compensates the named executive officers for services rendered during the fiscal year.  Salary makes up approximately 50% of a named executive officer’s annual compensation.  In 2017, our Board approved a merit-based salary increase for the Chairman, President and CEO based on the recommendation of the Compensation Committee.  As President and CEO, Ms. Mazzarella determined salary increases for the other named executive officers.  Market data are one consideration that the President and CEO takes into account in annually establishing salary increases.  Other factors evaluated are individual responsibilities, achievement of performance and development objectives and contribution to Company-wide profitability and performance, and current salary and past increases among Senior Vice Presidents.

Performance-Based Non-Equity Incentive Compensation.  Our Management Incentive Plan (MIP) is a performance-based annual cash incentive award that is designed to motivate eligible management employees to achieve specific pre-defined annual financial goals for net profit, gross margin and sales set for their respective business units, to reward the achievement of such goals and to foster annual retention.  We vary the emphasis on each financial goal in the MIP in order to promote our current strategies, which we believe assists to appropriately balance our results of operations.  Those goals are based on aggregate performance for the named executive officers and other MIP participants whose responsibilities are at the corporate level because their goals and actions impact the business and results of operations throughout the Company.

The same MIP formula described below is used for the named executive officers as for other management employees who participate in the MIP, except for structural differences related to the applicable business unit (corporate, region, district or branch) and the potential for branch management employees to receive up to 25 additional points.  MIP has been an integral part of our management compensation program for more than 40 years and is structured in a way that supports our philosophy that employees should share the rewards when the Company’s business units approach, meet or exceed their annual financial goals and should share in the challenges by having more compensation at risk when these goals are not attained.

Awards payable under MIP vary based on level of responsibility.  The most senior executive officers have the highest level of responsibility and, therefore, the guideline percentages for senior executive officers reflect the higher end of the range stated in the second bullet below.  The rationale for making their total compensation contingent upon the achievement of the annual aggregate financial goals is that, through decision- and policy-making, these individuals have the most impact on the overall profitability of the Company. In 2017:

•
Annual incentive award payments under MIP are based on actual performance against budget for sales, gross margin and net profit.  In January of each year, the Board of Directors approves budgets consistent with Company growth and other strategic objectives as determined during the strategic planning meetings of the Board of Directors held during the previous year.  Parameters used to set the growth objectives include the growth that we believe that we can finance internally, the expected growth in the markets we serve and an increase in market share goal.

•
Named executive officers have a guideline incentive ranging from 85% to, in the case of our President and Chief Executive Officer, 100% of base salary.  As discussed in the note below the following table, to receive any incentive award under MIP, performance against net profit, gross margin and sales budgets must be at least 75%, which yields 25 points for the net profit component, six points for the gross margin component and four points for the sales component.  Results at or above 75% of the budgeted amounts for each component are assigned points according to an index provided to all participants in advance of each MIP year.  The maximum amount payable under MIP is 150% (150 points) of the applicable guideline incentive, as discussed in the next paragraph.

Incentive awards payable to all corporate MIP participants, including the named executive officers, are calculated based on their guideline incentive (eligible base salary multiplied by the applicable guideline percentage), which ranges from 20% to 100% based on salary grade, multiplied by the corporate performance index.  The corporate performance index is calculated based on the consolidated financial performance of the Company as determined from time to time in accordance with guidelines adopted by the Board of Directors.

The following table sets forth the base components of the 2017 MIP performance index for the named executive officers:

	Net Profit Points	Gross Margin Points	Sales Points
Corporate (Location of named executive officers)	Up to 70	Up to 50	Up to 30
Net Profit = Actual results vs. budgeted net profit before taxes, MIP, and profit sharing.
Gross Margin = Actual results vs. budgeted gross margin dollars.
Sales = Actual results vs. budgeted sales.
NOTE: For the combined Net Profit, Gross Margin and Sales components, up to 35 points could be earned for achieving 75% of the budgets, up to 100 points could be earned for achieving 100% of the budgets and up to 150 points could be earned for achieving 105% of all budgets. The Plan provides that limited discretionary payments may be awarded by the President to individual participants or groups of participants, upon recommendation of any officer to the President, and as reported to the Board of Directors.

In 2017, aggregate performance against budget for the various MIP components resulted in 65 points being awarded for net profit, 30 points for gross margin, and 22 points for sales.  The sum of the points awarded under the Plan for corporate MIP participants, including the named executive officers, for 2017 was 117.

As an example, a named executive officer with a guideline percentage of 85%, a performance index of 117 would earn a 2017 MIP payment paid in 2018 of 117% of 85%, or 99.45% of the named executive officer’s base salary.  In this example, approximately 50% of this officer’s annual compensation was based on Company performance.

Deferral of Base Salary and MIP Compensation.  Named executive officers are not eligible to participate to the same extent in the tax-deferred savings opportunities afforded all other employees under the Company’s qualified profit sharing and savings plan due to income limitations imposed by the Internal Revenue Code of 1986, as amended (IRC).  To accommodate this difference, the named executive officers are offered a savings replacement opportunity that allows them to voluntarily elect to defer a portion of their base salary and/or incentive award compensation to a nonqualified plan, subject to compliance with Section 409A of the IRC.  The maximum allowable deferrable percentages are 50% for base salary and up to 100% of incentive award compensation.  If a named executive officer elects to defer compensation, a portion of any profit sharing contribution will also be deferred as described under “Retirement Plans.”  See “Executive Compensation – Nonqualified Deferred Compensation.”

            Health and Welfare Benefits.  Health and welfare benefits are designed to provide competitive, basic group health, life and disability insurance for all eligible employees, including the named executive officers. The Compensation Committee and management periodically review the competitiveness of these benefits against the benefits offered by the broader general industry, as identified by national consulting firms.

            Perquisites and other Personal Benefits.  We reimburse the named executive officers and other management employees for social and country club memberships when used primarily to conduct business activities.  Named executive officers and other executives may also receive spousal travel benefits when our interests warrant spousal attendance at specific meetings or functions related to their duties.  Named executive officers and other management employees are offered financial planning services and individual disability insurance due to benefit limits under the group disability insurance policy.  As a general matter, we pay these executives additional related tax “gross-up” amounts.  See “Executive Compensation – All Other Compensation.”

Retirement Plans.  Consistent with our Company values, we encourage our employees to keep a long-term perspective by maintaining three retirement-based programs, which strive to recruit and retain talent by helping provide an opportunity for financial security into retirement and by rewarding and motivating tenure.  All of our plans vest after three years of Company Service or immediately upon death.  The profit sharing and savings plan also serves to encourage annual financial results because Company contributions are funded by a portion of the profits, if any, generated in a given plan year.

·         Profit Sharing and Savings Plan.  The Company’s tax-qualified profit sharing and savings plan permits Company contributions, based on the performance of the Company, to be allocated on the same basis to all eligible employees, including the named executive officers.  This type of plan, which permits the sharing of profits based on the performance of the Company, is consistent with our employee- and retiree-ownership structure.  See “Executive Compensation – All Other Compensation.”  To the extent that an employee’s or a named executive officer’s annual allocated profit sharing contribution amount under the plan exceeds the limitations imposed by Sections 401(a)(17) and 415 of the IRC, such excess benefits may be paid in cash or deferred for later payment under the Company’s nonqualified, unfunded plan, depending upon the election to defer compensation, made by each eligible employee, including the named executive officers, in the year prior to the plan year.  See “Executive Compensation – Nonqualified Deferred Compensation.”

·         Pension Plan.  We also provide a tax-qualified defined benefit pension plan to all eligible employees who were hired or last rehired before July 1, 2015 (or who were covered by specified collective bargaining agreements), including the named executive officers, which is consistent with the philosophy of the Company to foster long-term employment.  Pension benefits are forfeited when an employee terminates before completing three years of service.  Pension benefits may be paid from the Company’s nonqualified, unfunded plan for any employees, including the named executive officers, to the extent their pension plan benefit exceeds the limitations imposed by Sections 401(a)(17) and 415 of the IRC.  See “Executive Compensation – Pension Benefits.”

·         401(k) Company Match.  For eligible employees who were hired or last rehired on or after July 1, 2015, we offer to match up to 50% of the first 6% of an employee’s voluntary contributions to her pre-tax 401(k) account and/or post-tax Roth account, which was a plan addition in 2017.  Company matching contributions are forfeited when an employee terminates before completing three years of service.  Company matching contributions may be paid from the Company’s nonqualified, unfunded plan for eligible executives of the Company to the extent they participate in the nonqualified deferred compensation plan and their Company matching contribution is impacted by the limitations of Sections 401(a)(17), 402(g) and 415 of the IRC.

Executive Compensation Process

In 2017, the Company engaged Longnecker & Associates as an outside compensation consultant to work with the Compensation Committee (all of whose members are members of management of the Company) to provide market data against which the President and Chief Executive Officer’s salary is generally reviewed.  Based in part on its review of these market data, the Committee made a recommendation to the Board regarding the salary for Ms. Mazzarella.  The Company’s performance was also considered in the Committee’s recommendation.  The Board (with the President and Chief Executive Officer abstaining) had the final decision-making authority to set the appropriate level for the President in 2017.

On a periodic basis, including for 2017, the outside consultant also provides market data for other executives, including some of the other named executive officers, to the President.  These market data are one consideration that the President takes into account in annually establishing the compensation levels of senior management personnel, including the other named executive officers.  Other factors evaluated are individual responsibilities, achievement of performance and development objectives and contribution to Company-wide profitability and performance and current salary and past increases among Senior Vice Presidents.  Pay levels are established after reviewing the elements of compensation independently and in the context of total compensation for each individual.

The primary competitive market is a peer group of publicly traded companies of similar size and sales in the wholesale distribution industry.  Other sources used by the consultant are broader published survey sources for companies that operate in the retail trade and wholesale distribution industry or that are electric goods wholesalers.

The peer group, which is periodically reviewed and updated by the Compensation Committee, for 2017 was updated from 2016 and consisted of:

·	Advance Auto Parts, Inc.	·	Henry Schein, Inc.
·	Anixter International, Inc.	·	LKQ Corporation
·	Applied Industrial Technologies, Inc.	·	MRC Global Inc.
·	Essendant, Inc.	·	MSC Industrial Direct Co., Inc.
·	Fastenal Corporation	·	SYNNEX Corp.
·	Genuine Parts Co.	·	Veritiv Corporation
·	Grainger (W. W.), Inc.	·	Watsco, Inc.
·	HD Supply Holdings, Inc.	·	WESCO International, Inc.

The Compensation Committee determined that Airgas, Inc. should be removed from the peer group based in part on recommendations by Longnecker & Associates. Each company was analyzed based on income, market capitalization, enterprise value and operational footprint.

The fees billed to the Company from Longnecker & Associates for executive compensation services in 2017 were $24,000.  Longnecker & Associates provided no other services to the Company or its committees.

Employment Agreements, Severance and Change-In-Control Benefits

We do not have employment agreements, change-in-control benefits or executive severance benefits for any of the named executive officers because we feel that these types of benefits are inconsistent with the equitable philosophy behind our employee- and retiree-ownership structure.  Named executive officers are eligible for the same severance programs provided to all employees of the Company.  See “Executive Compensation – Potential Post-Employment Payments.”

COMPENSATION COMMITTEE REPORT

We constitute the Compensation Committee of the Board of Directors of the Company.

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Information Statement and, through incorporation by reference from this Information Statement, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Submitted by:

B. L. Propst, Chair
D. A. Bender
S. S. Clifford
M. W. Geekie
R. R. Harwood
R. C. Lyons
W. P. Mansfield

Members of the Compensation Committee

EXECUTIVE COMPENSATION
Summary Compensation Table

The table below sets forth information regarding all elements of the compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2017.

Name and Principal Position	Year	Salary ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)

K. M. Mazzarella Chairman, President & Chief Executive Officer	2017	$897,667	$1,050,270	$1,833,422	$256,349	$4,037,708
	2016	$854,921	$1,128,495	$1,354,451	$238,503	$3,576,370
	2015	$792,023	$760,342	$1,218,148	$213,729	$2,984,242

R. R. Harwood Senior Vice President & Chief Financial Officer	2017	$300,000	$298,350	$458,982	$79,949	$1,137,281
	2016	$280,000	$314,160	$249,830	$67,478	$911,468
	2015	$261,326	$203,834	$8,711	$68,361	$542,232

S. S. Clifford Senior Vice President - Supply Chain Management	2017	$275,032	$273,519	$256,113	$73,755	$878,419

W. P. Mansfield Senior Vice President - Marketing	2017	$278,749	$277,216	$431,038	$85,474	$1,072,477
	2016	$256,288	$287,555	$336,047	$77,817	$957,707
	2015	$237,304	$185,097	$288,868	$62,326	$773,595

B. L. Propst Senior Vice President - Human Resources	2017	$298,864	$297,220	$165,577	$73,031	$834,692
	2016	$284,632	$319,357	$149,918	$60,998	$814,905
	2015	$271,078	$211,441	$105,890	$60,006	$648,415

(1)           Amounts earned in the year indicated, including amounts deferred by certain named executive officers pursuant to deferred compensation agreements with the Company.

(2)           Payments made in 2018, 2017 and 2016 for the fiscal years 2017, 2016 and 2015, respectively, under MIP.  Includes amounts deferred by certain named executive officers pursuant to deferred compensation agreements with the Company.

(3)           Amounts relate to annual changes in pension values for the year indicated.  See the Pension Benefits Table.

(4)           Amounts include annual amounts contributed by the Company to the qualified and non-qualified profit sharing and savings plans, $1,200 of directors’ fees paid in cash, and perquisites and other personal benefits and other miscellaneous items.  See “Executive Compensation - All Other Compensation.”

Grants of Plan-Based Awards

This table sets forth additional information regarding the range of possible MIP payouts for 2017.  The actual payment is shown in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

	Estimated Future Payouts Under
	Non-Equity Incentive Plan Awards
Name	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)
K. M. Mazzarella	$314,183	$897,667	$1,346,500
R. R. Harwood	$89,250	$255,000	$382,500
S. S. Clifford	$81,822	$233,777	$350,666
W. P. Mansfield	$82,928	$236,936	$355,405
B. L. Propst	$88,912	$254,034	$381,051

(1)       “Threshold” represents the amount payable if actual results were 75% of each of the net profit, gross margin budgets and sales budgets, “Target” represents the amount payable if actual results were 100% of those budgets and “Maximum” represents the amount payable if actual results were 105% of the net profit and gross margin budgets and 105% of the sales budget.  No MIP payment would have been due if the Threshold had not been reached.

Pension Benefits

The Company has a qualified defined benefit pension plan covering all eligible employees who were hired or last rehired before July 1, 2015, including the named executive officers (except for certain employees covered by specified collective bargaining agreements).  Benefits provided in the Pension Table reflect plan provisions in effect through December 31, 2017.  Effective July 1, 2015, the Company updated its defined benefit pension plan to eliminate eligibility for employees hired or last rehired on or after July 1, 2015.

Effective January 1, 2010, the Company updated its defined benefit pension plan, which affects the benefits earned by its current employees, including the named executive officers, as well as employees hired after January 1, 2010 but before July 1, 2015.  The updates include an adjusted benefit formula that uses a larger percentage of pay to calculate annual pension benefits for years of service through December 31, 2009 and an updated interest rate for converting lump sum payments to annuities and vice versa.  Other updates include three-year vesting, regardless of age, and a benefit transition provision.  This transition provision applies to employees, including the named executive officers, who earned a benefit before January 1, 2010 and did not retire or terminate employment with the Company until on or after January 1, 2010.  The transition provision provides that these employees will receive the better of benefits earned under the plan provisions in effect prior to 2010 or under the January 1, 2010 updated plan for the period through December 31, 2012.  Under the updated plan, pension benefits earned after January 1, 2010 are based on a pension equity credit formula, as follows:

Years of Service	Credits Per Year	Years of Service	Credits Per Year
1-5	5%	16-20	8%
6-10	6%	21-25	9%
11-15	7%	26+	10%

An employee’s Final Average Annual Eligible Pay is multiplied by the aggregate number of credits (expressed as a percentage) to determine the lump sum payment, which may then be converted into an annuity based upon IRS tables.

A participant also receives an additional two percent credit annually for any portion of pay that is above the Social Security Taxable Wage Base.

Employees become fully vested after three years of service, regardless of age, and eligible employees may retire and begin receiving full pensions at the age of 65, at age 55 with 20 years or more of service, or at any age with 30 years of service under the plan.  Employees may also receive early retirement benefits at age 50 with 25 years of service; however, benefits earned prior to January 1, 2010 will include an early retirement reduction.

Prior to the updates, the annual benefit formula for the pension plans (qualified and nonqualified) was defined as the greater of (a) or (b), less (c), where:

(a)       is 1% of the Final Average Annual Eligible Pay (as defined below) multiplied by years of Company service;
(b)       is $18 per month multiplied by years of Company service, up to a maximum of 30 years of such service; and
(c)       is 1% of the participant’s annual social security amount multiplied by years of Company service, up to a maximum of 33-1/3% of such annual social security amount.

The plan updates increased the (a) benefit to 1.1% from 1.0% and changed the basis for determining lump sums from a Pension Benefit Guaranty Corporation-based rate to the IRS standard maximum interest rates.

While the formula under the updated plan for executives is the same as for all employees, compensation under the qualified plan is limited by the IRC and does not include amounts deferred under a deferred compensation agreement.  Therefore, to the extent that an employee’s or a named executive officer’s annual pension benefit (or company match benefit, in the case of employees hired or last rehired on or after July 1, 2015 (with specified exceptions) under the plan exceeds the limitations imposed by Sections 401(a)(17) and 415 of the IRC, such excess benefits will be paid as a supplemental pension benefit under the Company’s nonqualified, unfunded, supplemental plan.  Nonqualified pension plan benefits either are paid in a lump sum or in ten annual installments beginning the January following termination or retirement, depending on the age of the participant at termination or retirement.

Pension Benefits Table

The following table sets forth information regarding the present value of the accumulated benefits under our qualified defined benefit pension plan and the nonqualified supplemental plan.  No payments were made to any named executive officer under those plans during 2017.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
K. M. Mazzarella	Qualified Plan	38.0	$1,782,013
	Nonqualified Plan	38.0	$6,964,056
R. R. Harwood	Qualified Plan	39.3	$1,592,209
	Nonqualified Plan	39.3	$932,757
S. S. Clifford	Qualified Plan	23.8	$702,964
	Nonqualified Plan	23.8	$337,171
W. P. Mansfield	Qualified Plan	30.1	$1,208,200
	Nonqualified Plan	30.1	$654,734
B. L. Propst	Qualified Plan	15.9	$411,320
	Nonqualified Plan	15.9	$345,203

Assumptions.  The change in pension values provided in the Summary Compensation Table and the present value of accumulated benefits provided in the Pension Benefits Table are based on the following assumptions:

•	Accrued benefits for each named executive officer are calculated based on service and compensation through December 31, 2017.

•
If the named executive officer was not yet eligible for an unreduced early retirement benefit as of the year-end reporting date as stated in each row of the Summary Compensation Table, it is assumed that the participant will remain employed until the date when he or she is first eligible for an unreduced early retirement benefit, and then terminate with the benefit paid immediately.  As of December 31, 2017, Ms. Mazzarella, and Messrs. Harwood and Mansfield were eligible for unreduced early retirement benefits under both the qualified and nonqualified plan.

•
Consistent with the respective valuations, participants are assumed to select the lump sum optional form of payment 90% of the time and the life annuity optional form of payment 10% of the time for the qualified benefit and to select the lump sum optional form of payment 100% of the time for the nonqualified benefit.

•
The lump sum optional form of payment is based on a combination of the Pension Benefit Guaranty Corporation (PBGC) interest rate used to calculate lump sum payments, the IRS prescribed lump sum interest rates and the mortality assumptions prescribed by Section 417(e) of the IRC.  The assumed PBGC lump sum interest rate for payments as of December 31, 2017 was 1.0% and was assumed to increase to a normative level of 4.5% over 17 years.  The IRS lump sum segment interest rates were assumed to be equivalent to 3.75% as of December 31, 2017 and were assumed to increase to a normative level equivalent to 6.5% over 17 years.

•	The present value of the life annuity is based on the discount rate and mortality used for financial reporting purposes.

•
As required for the named executive officers who are not eligible for an unreduced early benefit on the year-end reporting date as stated in each row of the Summary Compensation Table, pension benefits have been calculated with salary and service through the year-end reporting date as stated in each row of the Summary Compensation Table but have been assumed not to be payable until the date when they are first eligible for an unreduced benefit. Therefore, the lump sum or life annuity payable at the participant’s earliest unreduced payment commencement date has been discounted to the reporting date using the discount rate used for financial reporting purposes, which was 3.67% for December 31, 2017.  There is no adjustment made for pre-retirement decrements.

Contingent Benefits.  If the participant terminates employment prior to early or normal retirement eligibility, an annuity is payable at age 65 or an actuarially reduced benefit is payable at an earlier age.  A pre-retirement spousal annuity is payable if a married participant dies while employed or prior to commencing payment of benefits.  Participants in an approved Company-sponsored long-term disability plan or paid leave continue to earn credit toward pension benefits.

Nonqualified Deferred Compensation

As discussed in the Compensation Discussion and Analysis, certain executives, including named executive officers, may voluntarily defer 2% to 50% of 2017 base salary and/or 2% to 100% of 2017 incentive payments pursuant to their individual deferred compensation agreements.  The Company does not fund these voluntary employee contributions.  In addition, the deferred compensation accounts include Company contributions that would have been paid to the qualified profit sharing and savings plan except for the annual limitations imposed by the IRC.

For executives who were hired or last rehired on or after July 1, 2015 (of which there were none in 2015), the deferred compensation accounts will include Company contributions that would have been paid under the Company match benefit, except for the annual limitations imposed by the IRC.  In the case of such employees where the amounts that would be matched under the plan exceeds the limitations imposed by Sections 401(a)(17) and 415 of the IRC, such excess benefits will be paid as a supplemental benefit under the Company’s nonqualified, unfunded, supplemental plan.

At the end of each calendar quarter, deferred compensation accounts are credited with interest based on the average crediting rate for the prior calendar quarter under the stable value fund investment alternative of the Company’s profit sharing and savings plan.  Nonqualified deferred compensation payments are either paid in a lump sum or in ten annual installments (in the case of employees hired or last rehired prior to July 1, 2015), or in five annual installments in the case of employees hired or last rehired on or after July 1, 2015, in each case beginning on the January following termination or retirement based on the age of the participant at termination or retirement.

The following table provides information with respect to the nonqualified deferred compensation accounts for each of the named executive officers.  No withdrawals or distributions were paid to any of the named executive officers during 2017.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Balance at Last Fiscal Year End ($) (4)
K. M. Mazzarella	$—	$—	$20,952	$1,434,970
R. R. Harwood	$52,637	$34,339	$5,403	$387,994
S. S. Clifford	$—	$28,601	$595	$44,522
W. P. Mansfield	$143,777	$29,540	$3,611	$273,406
B. L. Propst	$—	$34,767	$2,461	$173,878

(1)       Amounts of 2017 base salary and/or MIP incentive payment elected by executive to be deferred in 2017.  These amounts are included as “Salary” and “Non-Equity Incentive Plan Compensation”, as applicable, for the appropriate year in the Summary Compensation Table.  See notes 1 and 2 to the Summary Compensation Table.

(2)       The portion of Company profit sharing contributions exceeding the limits imposed with respect to the qualified plan that were credited to deferred compensation accounts for 2017 for an executive electing to defer base salary and/or MIP incentive payments earned during 2017.

(3)      Includes interest earned in 2017 on nonqualified deferred compensation account balances.  Interest was paid at the average crediting rate for the prior calendar quarter under the stable value fund of the Company’s profit sharing and savings plan and consequently does not represent an above-market return.

(4)       These balances, as of December 31, 2017, include interest, deferred salary and incentive payments and deferred profit sharing contributions accrued and reported in 2017 and in prior years, including amounts earned in 2017 but paid in 2018.  For prior years, all amounts contributed by a named executive officer and by the Company in such years have been reported in the Summary Compensation Table in our previously filed Information Statements in the year earned to the extent the executive was named in such Information Statements and the amounts were required to be reported in such tables.  For fiscal 2016 and 2015, respectively, the following aggregate amounts of executive and Company contributions were included in the Summary Compensation Table:  Ms. Mazzarella – $269,784 (for 2015 only); Ms. Propst – $27,288 and $32,146; Mr. Harwood – $46,279 and $45,417; and Mr. Mansfield – $110,120 and $14,705.

All Other Compensation

The table below itemizes the value of All Other Compensation received by the named executive officers for 2017 as shown in the Summary Compensation Table.

Name	Perquisites and Other Personal Benefits ($) (1)	Registrant Contributions to Defined Contribution Plans ($) (2)	Tax Reimbursements ($) (3)	Fees Earned or Paid in Cash ($) (4)
K. M. Mazzarella	$42,825	$202,454	$9,870	$1,200
R. R. Harwood	$17,410	$61,339	$—	$1,200
S. S. Clifford	$16,954	$55,601	$—	$1,200
W. P. Mansfield	$24,575	$56,540	$3,159	$1,200
B. L. Propst	$9,429	$61,767	$635	$1,200

(1)
Amounts paid by the Company for dues for memberships in social clubs and country clubs ($28,197 for Ms. Mazzarella), occasional spousal travel, individual disability insurance and financial planning services, each as described in “Compensation Discussion and Analysis – Executive Compensation Elements.”

(2)	Total qualified and nonqualified Company contributions made under our profit sharing and savings plan on April 3, 2018 for 2017.

(3)	Amounts for taxes reimbursed for spousal travel and financial planning services, including related “gross-up” amounts.

(4)	Annual director’s fees.

Pay Ratio

As permitted by SEC rules, in collaboration with an independent, external consultant, we used the following estimation techniques to identify and select our median employee for the three fiscal years ending December 31, 2019. We used cash compensation at December 31, 2017 (as determined by our payroll records and those of our operating subsidiaries), plus, for those individuals who were eligible to participate in our defined benefit pension plan, estimated annual value equal to the calculated difference between the beginning-of-year Accrued Benefit Obligation ("ABO") and end-of-year ABO from the 2017 accounting valuation for each individual as a percent of their pay. For those individuals who were last hired or rehired on or after July 1, 2015, and who consequently were not eligible to participate in our defined benefit pension plan, we added the Company match benefit under our profit sharing and savings plan (or in the case of our subsidiaries who do not participate in such plan, its applicable equivalent) to their estimated compensation. As permitted by SEC rules, we annualized compensation for 2017 new hires who were regular employees. For those employees who were eligible for and received a Company match benefit in 2017 but who were hired after January 1, 2017, we annualized that portion of their calculation. We believe these adjustments were consistent and appropriate. We did not apply any cost-of-living adjustment as part of this methodology. Moreover, we did not annualize or otherwise adjust compensation data for part-time employees, as this would not be permitted by SEC rules. We believe this consistently applied compensation measure used to identify the median employee is a reasonable estimate.

From the resulting data, we preliminarily determined the median employee. After reviewing the person's circumstances and confirming the absence of material anomalies, we concluded that this person was, in fact suitable to serve as our median employee.

The total annual compensation of the individual identified through the methodology described in the preceding paragraph, representing the median annual total compensation of all employees, other than the principal executive officer, of the Company and its subsidiaries was $62,696 for the year ended December 31, 2017. The total annual compensation of our principal executive officer was $4,037,708. Based on the foregoing, we believe a reasonable estimate of the ratio of the total compensation of our principal executive officer to that of our median employee (as identified, and as calculated in a manner consistent with the SEC rules) was 64.4 to 1.

Potential Post-Employment Payments

Each named executive officer participates in the same benefit plans with the same options available to him or her as all employees of the Company upon voluntary or involuntary termination (with or without cause), early or normal retirement, disability or death, except as described below.  Termination following a change of control would be treated the same as any other termination.

Payments Made Upon Voluntary Termination, Retirement or Disability.  In the case of a voluntary termination, retirement or disability in 2017, named executive officers are entitled to receive all compensation and benefits earned, accrued and vested during their term of employment. In the event of a disability greater than 180 days, a named executive officer is eligible to receive a long term disability benefit in accordance with an established Individual Disability Income (IDI) insurance policy purchased by the Company.  The IDI policy provides a monthly benefit of approximately 60% of the executive’s total pay, less the Company’s group long term disability coverage that applies to all eligible employees.  The IDI policy provides an additional monthly benefit of up to a maximum of $10,000.  The IDI policy includes an additional catastrophic benefit provision that would pay up to approximately 100% of total pay, maximum $8,000 additional, should the disability meet the extended terms of the policy.

Payments Made Upon Involuntary Termination (with or without cause).  If a named executive officer were terminated without cause (layoff), compensation and benefits paid would be the same as for a voluntary termination, retirement or disability, except that an additional severance payment would be made in a single lump sum payment equal to one week of base pay for each year of completed service.  Assuming a termination was effective for reason of layoff as of December 31, 2017, the severance amount that would have been payable to each of the named executive officers would have been:  K. M. Mazzarella – $651,654; R. R. Harwood – $225,000; S. S. Clifford – $122,535; W. P. Mansfield – $164,206; and B. L. Propst – $86,211.

If a named executive officer were terminated with cause, all earned, accrued and vested compensation and benefits would be paid with the exception of earned floating holiday compensation.

Payments Made Upon Death.  In the event of the death of an employee, including a named executive officer, the same compensation and benefits would be paid as for a voluntary termination, retirement or disability.

In addition, available death benefits for each of the named executive officers at December 31, 2017 were as follows:

•	$250,000 under the Company’s basic life insurance plan;

•	$250,000 under the Company’s basic life accidental death and dismemberment insurance plan, if applicable; and

•	$500,000 under the Company’s business travel insurance plan, if applicable.

Payments Made Upon a Change of Control.  The Company has not entered into change of control severance agreements with any of the named executive officers or any other employee.  If there is a change of control of the Company, any deferred compensation benefits and supplemental benefits (including interest to the date of payment) under the Company’s amended and restated supplemental benefit plan will be payable in a lump sum promptly following the change of control.

Director Compensation

Directors are paid a meeting fee of $300 for each of the four regular Board meetings attended.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP audited the financial statements of the Company and its subsidiaries in 2017 and will be considered for reappointment by the Board of Directors in June 2018.  Ernst & Young LLP has advised the Company that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as accountants.  No representative of Ernst & Young LLP is expected to attend the Annual Meeting of Shareholders.

The fees billed to the Company by Ernst & Young LLP with respect to the years 2017 and 2016 were as follows:

	2017	2016
Audit Fees	$915,165	$925,100
Audit-Related Fees	$13,500	$12,500
Tax Fees	$197,917	$293,325

Audit Fees include amounts billed for the audit of the Company’s annual consolidated financial statements, the timely review of the financial statements included in the Forms 10-Q filed by the Company during each year, general consultations on accounting and disclosure matters, and international statutory audits.  Audit-Related Fees include advisory services related to the management report on internal controls, and other audit-related services.  Tax Fees include services rendered for tax compliance, tax advice, and tax planning.  It is expected that Ernst & Young LLP will provide similar non-audit services during the year 2018.  In connection with its review and evaluation of non-audit services, the Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

The Audit Committee has established procedures for the pre-approval of all audit and non-audit services to be performed by the independent auditor retained to audit the Company’s financial statements. Under these procedures, types of services and an estimated range of fees are established and pre-approved annually.  Invoices for pre-approved services that are within the pre-approved range may be paid by the Senior Vice President and Chief Financial Officer or the Controller.  If the fees for any type of service are expected to exceed the pre-approved limit, a request must be submitted to the Audit Committee Chair.  Services other than those included in the annual pre-approval must be considered and authorized in advance by the Audit Committee on an engagement-by-engagement basis.

MISCELLANEOUS

Effective December 1, 2017, the Company renewed the insurance covering its directors and officers, along with insurance covering the fiduciary liability of certain other employees, for claims made against them as a result of their employment with the Company.  This coverage is provided by National Union Fire Insurance Company of Pittsburgh (a member of the AIG Group), Arch Insurance Company, Beazley Insurance Company, Inc. (a Lloyd’s syndicate), and Berkley Insurance Company (a member of W. R. Berkley Group) for a total premium of $218,968 through November 30, 2018.

Owners of common stock and Voting Trust Interests may communicate directly with the Board of Directors by mail at Graybar Board of Directors, 34 North Meramec Avenue, Clayton, Missouri 63105.  All such communications will be received directly by the Chairman of the Board and the Senior Vice President, Secretary and General Counsel and may be reviewed with such other directors as they deem appropriate.

The management of the Company knows of no other matters to be brought before the meeting.

By Order of the Board of Directors,

MATTHEW W. GEEKIE
Secretary

April 30, 2018

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the year 2017 will be made available without charge upon written request addressed to the Secretary of the Company at its principal executive offices at 34 North Meramec Avenue, St. Louis, MO 63105 or by calling 314-573-9200.  A copy is also accessible at www.graybar.com/resources within the “Company” tab under “SEC Filings.”  Additionally, a copy of the Company’s report can be obtained at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549, or by calling the SEC at 1-800-SEC-0330.  Also, a copy of our electronically filed materials can be obtained at www.sec.gov.

EXHIBIT A

THREE-YEAR COMMON STOCK PURCHASE PLAN
DATED AS OF JUNE 14, 2018 RELATING TO UP TO 5,500,000 SHARES OF COMMON STOCK OF
GRAYBAR ELECTRIC COMPANY, INC.

~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

1.         General; Employees entitled to subscribe.

1.1         This Plan provides for offerings in each of the years 2019, 2020, and 2021 (each, an “Applicable Year”) to eligible employees, including officers, of Graybar Electric Company, Inc. (the “Company”), and its wholly owned subsidiary, Commonwealth Controls Corporation or any wholly owned subsidiary of the Company that the Board of Directors authorizes to participate in this Plan (“Affiliate”), and certain retirees who were regular employees of the Company, Commonwealth Controls Corporation or such Affiliate on March 31 of the Applicable Year, of the right to subscribe for shares of the Company’s common stock, par value $1.00 per share with a stated value of $20.00 per share (the “Common Stock”), at a price of $20.00 per share.  The aggregate number of shares of Common Stock to be offered in each year and the terms of such offering shall be determined by the Board of Directors.  The maximum number of shares of Common Stock that may be issued pursuant to this Plan is 5,500,000.  This Plan shall remain in effect until January 31, 2022 unless terminated prior thereto by the Board of Directors of the Company, and thereafter insofar as the provisions relate to shares of Common Stock subscribed for under the Payroll Deduction Method as described in Section 4.2.

1.2         Each person who on September 30 of the year in which an offering is conducted (the “Applicable Year”) is (a) a regular employee of the Company, Commonwealth Controls Corporation or an Affiliate and is continuously employed by the Company, Commonwealth Controls Corporation or any such Affiliate since March 31 of the Applicable Year or (b) a person who on March 31 of the Applicable Year is a regular employee of the Company, Commonwealth Controls Corporation or any Affiliate and who Retires after March 31 and prior to October 1 of the Applicable Year (a “Qualified Retiree”) will be entitled to subscribe at the price of $20.00 per share for the number of shares of the Company’s Common Stock determined pursuant to Section 3; provided that an otherwise regular employee who experiences any leave of absence initiated during the Applicable Year or who is on military leave (a “Qualified Leave”) during the Applicable Year shall not be ineligible or disqualified solely as a result of such Qualified Leave.  The persons named in the immediately preceding sentence are sometimes referred to as “eligible participants” or “Qualified Retirees” and after executing a Subscription Agreement are referred to as “subscribers”; provided, however, that the term “eligible participants” shall not be deemed to include in any Applicable Year: any person (a) who Retires (unless he or she is a regular employee on March 31 of an Applicable Year and Retired after said March 31 and prior to October 1 of the Applicable Year), (b) who is employed solely on a contract basis or who by written agreement has released all stock subscription rights, (c) who is included in a collective bargaining unit represented by a labor organization where the agreement between the Company and the labor organization does not provide for such person to subscribe for Common Stock of the Company or (d) who receives a “hardship” withdrawal from Account K under the Company’s Profit Sharing and Savings Plan (or similar account under any such successor or additional plan) within the 6 months preceding the first date that payment is due pursuant to Section 4 of this Plan.  As used in this Plan, "Retire" and "Retirement" shall mean: (i) for employees last hired or rehired before July 1, 2015 or those who have commenced payment of retirement income under a pension allowed by the Corporation, retirement on a pension allowed by the Corporation (other than a deferred pension), and (ii) for employees last hired or rehired on or after July 1, 2015, (x) attainment of age 65 and completion of at least three years of company service, or (y) attainment of age 55 and completion of at least 20 years of company service, or such other meaning as shall be ascribed to such terms as shall be found in the certificate of incorporation of the Company.

2.         Period for and method of making subscription.

Any eligible participant desiring to subscribe for shares of Common Stock offered for sale under this Plan shall either sign a Subscription Agreement substantially in the form set forth herein, or as otherwise approved by the Board of Directors for such purpose for an offering to be made in an Applicable Year, and file it, on or before the date specified for each Applicable Year, with the Secretary at the executive offices of the Company, 34 North Meramec Avenue, Clayton, Missouri 63105, or complete and submit an on-line subscription in the manner set forth at http://www.planenrollments.com/gbe on or before such date.  No subscription shall be effective and binding unless and until accepted by the Company at its executive offices.  No subscription will be accepted after the close of business on the date specified in the applicable Subscription Agreement.

3.         Determination of number of shares for which an eligible participant is entitled to subscribe.

The maximum number of shares for which an eligible participant may subscribe shall be determined as hereinafter provided:

3.1.      The Subscription Right of each eligible participant, subject to increase as provided in Section 3.2 and reduction as provided in Section 3.3, shall be determined by dividing the annual salary rate of each eligible participant in effect on March 31 of the Applicable Year by a dollar amount determined by the Board of Directors for each Applicable Year (or such other dollar amount or other ratio as may hereafter be established with respect to an offering of shares for an Applicable Year by the Board of Directors).  Fractional shares resulting from this computation shall be disregarded.

3.2.      The number of shares determined in accordance with Section 3.1 shall, in the case of eligible participants who on March 31 of the Applicable Year were in the classifications and job descriptions listed below, be multiplied as follows (or using such other multiple as hereafter may be established with respect to an offering of shares for an Applicable Year by the Board of Directors):

3.2.1.       Eligible participants in Executive classifications EX 1 through EX 5 – 3.00 times;

3.2.2.       Eligible participants in Grades 17 through 20 and Band M1 – 2.50 times;

3.2.3.       Eligible participants in Grades 15 and 16 – 2.25 times;

3.2.4.       Eligible participants in sales representative grades who are covered by the Sales Commission Pilot Program – 2.00 times;

3.2.5.       Eligible participants in Grades P and Q – 1.90 times;

3.2.6.       Eligible participants in Grades N and O – 1.85 times;

3.2.7.1   Eligible participants in Grades 11 through 14 whose job description provides that they are exempt from overtime – 1.75 times;

3.2.7.2   Eligible participants in sales representative grades who are covered by the Sales Incentive Plan – 1.75 times;

3.2.8. Eligible participants in Grades J, K, L and M – 1.50 times;

3.2.9.       Eligible participants in Grades 11, 12 and 13 whose job description provides that they are not exempt from overtime – 1.50 times;

3.2.10.       All other eligible participants – 1.25 times.

Fractional shares resulting from the above computations shall be disregarded.

3.3.      In the unlikely event the aggregate number of shares subscribed for by all eligible participants in an offering for an Applicable Year were to exceed the number of shares that the Board of Directors determines shall be offered in such Applicable Year, the number of shares that each eligible participant would be entitled to purchase shall be reduced to a number determined by multiplying the number of shares for which such eligible participant has subscribed (but in no event more than the number to which such employee is entitled to subscribe under this Section) by a fraction, the numerator of which is the number of shares being offered and the denominator of which is the aggregate number of shares subscribed for by all eligible participants. Fractional shares resulting from such computation shall be disregarded.

4.         Payments for issuance of stock.

Payments for shares subscribed for may be made pursuant to either of the following methods (or such other method as hereafter may be established by the Board of Directors with respect to any offering):

4.1.      Full Payment:  Payment in full for the shares subscribed for on or before the date in January of the year following the Applicable Year set by the Board of Directors, in which case the shares paid for will be issued as of that date.

4.2.      Payroll Deduction:  Payments in equal installments made at each of the regular pay periods commencing with the second pay period in January of the year following the Applicable Year and ending with the last pay period in November of that year.  The Company shall issue shares no later than the tenth day of March, June, September and December of the year following the Applicable Year to the Voting Trustees or Non-Participating Shareholders (as such terms are defined in Section 5.2), whichever is appropriate, for such number of shares of Common Stock as have been paid for prior to such issue date.

4.2.1.  Payments shall be made, in the case of a subscriber on the Company’s, Commonwealth Controls Corporation’s, or any Affiliate’s payroll, through payroll deductions authorized by the subscriber and, in the case of a subscriber who is no longer on such payroll but whose subscription has not been cancelled in accordance with Section 5.4, through monthly payments made directly by such person to the Treasurer of the Company on or before the last day of each month.  Except as provided in Section 5.4, subscriptions made under the Payroll Deduction Method and the obligations of subscribers to make full payment for all shares subscribed for (including any authorization to the Company, Commonwealth Controls Corporation or such Affiliate to make payroll deductions) shall be irrevocable.

4.2.2.  No interest shall be paid on amounts deducted from a participant’s salary or paid directly to the Treasurer.

4.2.3.  A subscriber, at his or her option exercised at any time, may pay the balance due on all or any portion of the number of shares subscribed for, and upon such payment, shares will be issued for which payment is so made.

5.         Conditions of subscription.

Each subscription for shares of Common Stock hereunder is expressly subject to, among other things, the following terms, and every subscriber shall agree to all of them by executing a Subscription Agreement:

5.1.      Right to receive stock not transferable.

No subscriber may sell, pledge or in any manner alienate or suffer to be alienated his or her right to purchase Common Stock under the Plan, including the right to receive Voting Trust Interests or shares of Common Stock.  A violation of this provision shall constitute a withdrawal by the subscriber from his or her Subscription Agreement, in which event the only right of the subscriber or his or her assignee shall be to have the Company return to the person entitled thereto the total amount paid under said Subscription Agreement.  Such return shall operate as a cancellation and satisfaction of all rights under the Subscription Agreement.

5.2.      Issuance of stock certificates and Voting Trust Interests.

Shares or Voting Trust Interests representing the shares subscribed for and purchased pursuant to this Plan by subscribers who are or who, upon executing a Subscription Agreement, become parties to the Voting Trust Agreement (the “Voting Trust Agreement”) dated as of March 3, 2017, relating to shares of Common Stock of the Company, shall be issued to, and deposited by the Company with, the Voting Trustees thereunder (the “Voting Trustees”) in accordance with the provisions of Section 4.05 of the Voting Trust Agreement. The Voting Trustees will record ownership of Voting Trust Interests for such subscribers representing the number of shares subscribed for and purchased by them and deposited in the Voting Trust.  Shares subscribed for and purchased pursuant to this Plan by subscribers who are shareholders prior to such subscription and who are not parties to the Voting Trust Agreement (“Non-Participating Shareholders”) shall be recorded in a book-entry system maintained or caused to be maintained by the Company and shall be uncertificated.

5.3.      Subscribers bound by provisions in Restated Certificate of Incorporation, as amended.

All shares of Common Stock subscribed for shall be issued and held subject to all the terms, provisions, restrictions and qualifications set forth in the Restated Certificate of Incorporation, as amended, of the Company, which provides, among other things, that the Company has the option to purchase outstanding shares of Common Stock at the price at which such shares were issued in the event any shareholder shall desire to sell, transfer or otherwise dispose of any of his or her shares, or in the event of his or her death (in which case the option is exercisable beginning one year after the date of death) or in the event of termination of his or her employment other than by Retirement. Eligibility for or entitlement to a deferred pension under the Graybar Electric Company, Inc. Pension Plan does not constitute a retirement on a service pension for purposes of this Section 5.3 or Retirement for purposes of the Restated Certificate of Incorporation, as amended.  The Voting Trust Interests issued and to be issued under the Voting Trust Agreement provide, in substance, that every Voting Trust Interest is issued and held upon and subject to the same terms and conditions upon which shares of Common Stock are issued and held.  Each subscriber, by executing a Subscription Agreement, specifically agrees to be bound by all provisions of this Section 5.3 and agrees that all Common Stock or Voting Trust Interests owned by such subscriber shall be subject to such provisions.

5.4.      Cancellation of subscription on death of subscriber, termination of employment of subscriber or “hardship” withdrawal by subscriber.

In the event of the death of a subscriber or the termination of his or her employment other than by Retirement or the subscriber receives a “hardship” withdrawal from Account K under the Company’s Profit Sharing and Savings Plan (or similar account under any such successor or additional plan) before any or all of the shares of Common Stock subscribed for are issued, his or her subscription shall be cancelled as to shares not then issued, and the subscriber or the subscriber’s estate shall be entitled to receive the total amount of the purchase price, if any, then held by the Company for unissued shares under this Plan, without interest.  Payment of such amount by the Company shall operate as a cancellation and satisfaction of all rights under his or her Subscription Agreement.  Refund of any balance due employees who terminate service or make a hardship withdrawal shall be made in the quarter following termination.  Eligibility for or entitlement to a deferred pension under the Graybar Electric Company, Inc. Pension Plan does not constitute a retirement on a pension for purposes of this Section 5.4 or for purposes of the Restated Certificate of Incorporation, as amended.

5.5.      Interpretation and implementation; amendment.

The determination of the Board of Directors of the Company upon any question concerning the application or interpretation of any of the provisions of this Plan or, of the Subscription Agreement or any offering conducted under this Plan shall be final, and no director shall incur any liability or obligation by reason of any error of fact or of law or of any matter or thing done or suffered or omitted to be done in connection with any such determination or interpretation or otherwise, except any attributable to that director’s own willful misconduct.  This Plan and/or the Subscription Agreement may be amended, in whole or in part, by the Board of Directors (including without limitation, in connection with the entry into any future voting trust agreement), provided, however that, any amendment to Section 1 or Section 6 shall require the consent of the Shareholders of the Company.  The Executive Committee of the Board of Directors shall have the power to exercise all authority granted to the Board of Directors by the Plan and to take any action the Board of Directors may take under or with respect to the Plan.

6.         Certain corporate action not to be taken without notice.

The Company will not take any action that would result in a distribution to its shareholders of shares of Common Stock or other assets (except the payment of cash dividends on shares of Common Stock or the issuance of shares of Common Stock pursuant to installment payments made under Section 4.2) without first giving notice of such proposed action to all subscribers who elected the Payroll Deduction Method and have not then paid their subscriptions in full and granting such subscribers an opportunity within such time (not to be less than 45 days) and in such manner as the Board of Directors may determine to be reasonable, to complete their payments on all shares subscribed for by them and thereby to become shareholders entitled to the benefit of and subject to such action.

7.         Right of the Company to issue and sell additional shares of Common Stock.

Nothing in this Plan shall be construed to limit or restrict in any way the right of the Company from time to time hereafter to sell any of the shares offered pursuant to this Plan and not issued pursuant to subscriptions made hereunder or any shares that may now or hereafter be authorized or may now or hereafter be reacquired by the Company upon exercise of the purchase option described in Section 5.3 or otherwise.
Set forth below is the form of the Subscription Agreement approved for use in connection with the Plan:

SUBSCRIPTION AGREEMENT

1.    I hereby subscribe to purchase ______ shares of common stock, par value $1.00 per share with a stated value of $20.00 per share (the “Common Stock”), of Graybar Electric Company, Inc., a New York corporation (the “Company”), under and pursuant to the terms and conditions stated below and of the Three-Year Common Stock Purchase Plan dated as of June 14, 2018 of the Company (the “Plan”).  I agree to pay $20.00 for each such share using only one of the following options:

Number of Shares
Full Payment:
Payment in full on or before January ___, 20__. In the event that I do not make payment in full by the date indicated above, I hereby authorize the Company to convert my subscription to the Payroll Deduction option described below.

Payroll Deduction:
Payment in __________ (__) equal installments payable by payroll deduction at each regular payroll date commencing in January ________. Upon acceptance of this subscription, (i) I direct that, during such time as I shall be on the Company’s, Commonwealth Controls Corporation’s, or an Affiliate’s (as defined in the Plan) payroll, I hereby authorize periodic payroll deductions to be made from my salary in accordance with this Agreement and the Plan and applied to the purchase price of the shares subscribed for until such shares are fully paid for or until my subscription is cancelled in accordance with Section 5.4 of the Plan; and (ii) I promise that during such time as I shall no longer be on the Company’s, Commonwealth Controls Corporation’s, or such Affiliate’s payroll, I will make monthly payments directly to the Treasurer of the Company in accordance with the Plan, to be applied to the purchase price of the shares subscribed for by me, until such shares are fully paid for or until my subscription is cancelled in accordance with Section 5.4 of the Plan.

2.    I understand that the number of shares I hereby subscribe for may be reduced as provided in Section 3.3 of the Plan.

3.    If I am a party to the Voting Trust Agreement dated as of March 3, 2017 (the “Voting Trust Agreement”) relating to shares of Common Stock of the Company, or if I become a party to the Voting Trust Agreement pursuant to Section 4 of this Subscription Agreement, I agree and direct that the shares of Common Stock purchased by me pursuant hereto, when issuable pursuant to the Plan, be issued to and deposited with the Voting Trustees under the Voting Trust Agreement who will issue Voting Trust Interests in my name for the shares so deposited.

4.    This Section 4 does not apply to subscribers who prior to signing this Agreement are already parties to the Voting Trust Agreement or to subscribers who prior to signing this Agreement are already shareholders of record of Common Stock and are not parties to the Voting Trust Agreement.

(a)     I hereby represent and warrant that I have received a copy of the Voting Trust Agreement, that I am familiar with its terms and provisions and that I desire to become a party to the Voting Trust Agreement and be bound thereby.

(b)      I hereby authorize T. M. Probst or K. M. Lewey as my attorney-in-fact, both with full power of substitution, to execute and deliver the Voting Trust Agreement on my behalf.

(c)      I recognize that this power of attorney constitutes an election to participate in the Voting Trust Agreement, which is given in consideration of a similar election made by other employees of the Company or Commonwealth Controls Corporation and is therefore irrevocable.

5.    I have read the Plan and, for the considerations stated therein and for the privilege of subscribing for such shares of Common Stock, I agree to be bound by all of the provisions of the Plan, including without limitation all the terms set forth in Section 5 of the Plan.

6.    I request and direct that any Voting Trust Interests or Common Stock issued in my name pursuant to this subscription be registered in the same name as Voting Trust Interests or Common Stock previously issued to me or, if I am not currently an owner of Voting Trust Interests or Common Stock, in my name as shown on the payroll records of the Company or Commonwealth Controls Corporation.

7.    Common Stock purchased under this Subscription Agreement will be uncertificated and evidenced by a book-entry system maintained by the Company.

8.    Voting Trust Interests purchased under this Subscription Agreement will be uncertificated and evidenced by a book-entry system maintained by the Voting Trustees.

Signature of Subscriber

Name of Subscriber (Please Print)

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